Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned, MVIL, LLC is jointly filing the attached Schedule 13D with MORNINGSIDE VENTURE INVESTMENTS LIMITED with respect to the beneficial ownership of securities of Amylyx Pharmaceuticals, Inc.

MVIL, LLC

By:	/s/ Cheng Yee Wing Betty
Cheng Yee Wing Betty, Manager